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                                                                   EXHIBIT C(3)


                                                                  Execution Copy

                 AGREEMENT, dated as of May 19, 1997 (the "Agreement") among PUBLICIS S.A., a societe anonyme organized and existing under the laws of France ("Publicis"), PUBLICIS COMMUNICATION, a societe anonyme organized and existing under the laws of France ("Communication"), and PUBLICIS-FCB EUROPE B.V., a company organized under the laws of the Netherlands ("PBV"), on the one hand, and TRUE NORTH COMMUNICATIONS INC., a Delaware corporation ("True North"), FCB INTERNATIONAL, INC., a Delaware corporation ("FCBI"), and TRUE NORTH HOLDINGS NETHERLANDS B.V., a company organized under the laws of the Netherlands ("TNBV"), on the other hand.

                                  INTRODUCTION

         Publicis, Communication and PBV, on the one hand, and True North, FCBI and TNBV, on the other hand, desire to create two separate worldwide agency networks, one owned and controlled by Communication and one owned and controlled by True North.

         Publicis and True North desire to set forth the parties' agreement concerning ownership of Communication and certain other agreements between them.

         In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                     EQUITY AND GOVERNANCE OF COMMUNICATION

         1.1. Put and Call of Communication Stock. At the times and under the circumstances described below, True North shall have the right, in its sole discretion and on one occasion, to require Publicis to purchase from True North (the "Remainder Put"), and Publicis shall have the right, in its sole discretion and on one occasion, to require True North to sell to Publicis (the "Remainder Call") the number of shares of Communication Stock (as defined below) which is equal to the percentage of the issued and outstanding shares of Communication Stock owned by True North, less the Expiration Put Percentage (as defined below). The applicable percentage of issued and outstanding shares of Communication Stock subject to the Remainder Put and the Remainder Call is referred to herein as the "Remainder Percentage" and in no event shall exceed 6.5%. The shares subject to the Remainder Call or the Remainder Put shall be subject to appropriate adjustments for stock dividends, splits, combinations, exchanges, or similar events, occurring subsequent to such date of exercise and prior to the consummation of such Remainder Put or Call. True North may exercise the Remainder Put only if (i) Communication Stock has not been listed on a major European stock exchange on or prior to December 31, 1998 and (ii) True
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North has previously exercised the Expiration Put (as defined below) and (iii)
True North has given its notice of exercise on or prior to March 31, 2000. Publicis may exercise the Remainder Call only if (i) Communication Stock has not been listed on a major European stock exchange and (ii) either (A) True North has exercised its Expiration Put or (B) Publicis has given its notice of exercise on or after April 1, 2000 and on or prior to June 30, 2000. The purchase price shall be a price per share equal to the Put/Call Price, as determined pursuant to the terms of Section 1.1.1, and upon exercise of the Remainder Put, True North shall be bound to sell such shares to Publicis and convey ownership of such shares to Publicis and Publicis shall be bound to purchase such shares from True North and tender the purchase price therefor, in accordance with Section 1.1.2, and upon exercise of the Remainder Call, Publicis shall be bound to purchase such shares from True North and tender the purchase price therefor and True North shall be bound to sell such shares to Publicis and convey ownership of such shares to Publicis pursuant to Section 1.1.2.

         1.1.1. The Put/Call Price per share of Communication Stock shall be equal to (X) the sum of (1) the average of (A) 60% of the average of the annual revenue of Communication and its subsidiaries, on a consolidated basis, for each of the two full calendar years ended immediately preceding the date of exercise of the Remainder Put or the Remainder Call, as the case may be, and
(B) 11 times the average of the net income of Communication and its subsidiaries, on a consolidated basis (after taxes and before amortization of goodwill), for each of such two full calendar years (and if such average net income is negative, then such average net income shall be deemed to be zero) and (2) the amount of net tangible assets (net equity less intangible assets) of Communication as of the last day of the calendar year immediately preceding the date of exercise (less the amount of any dividends paid by Communication, and plus the amount of any capital contributions made to Communication, in each case after such last day of the calendar year immediately preceding the date of exercise and prior to the date of the consummation of such Remainder Put or Remainder Call), divided by (Y) the total number of shares of Communication Stock issued and outstanding on the date of exercise, subject to appropriate adjustments for stock dividends, splits, combinations, exchanges, or similar events, occurring subsequent to such date of exercise and prior to the consummation of such Remainder Put or Call. Subject to the last sentence of this Section 1.1.1, the calculations required to be made pursuant to this
Section 1.1.1 shall be made by reference to the annual audited consolidated financial results of Communication determined in accordance with French generally accepted accounting principles, consistently applied. The annual audited consolidated financial results of Communication shall, for purposes of the calculations required to be made pursuant to this Section 1.1.1, be adjusted:

                 (i) on a pro forma basis with respect to revenue and net income and any effect on net tangible assets or shares outstanding, to exclude from such calculations the revenue and net income generated and any effect on net tangible assets or shares outstanding during the second year of the two full calendar years ended immediately preceding the date of such exercise by any agencies acquired during such year by Communication from Publicis or a third party; provided that the inclusion of any pro forma revenue shall give effect to minority interests as set forth in clause (iii) of this Section 1.1.1 and provided further that the pro forma calculations required by this clause (i) shall give effect to Publicis' cost of financing any of the acquired agencies transferred to Communication and shall also give effect to any capital contributions made to finance such acquisition;





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                 (ii) to exclude from net income any extraordinary and
         non-recurring losses incurred or extraordinary and non-recurring gains realized, in each case, only those losses or gains which are collectively in excess of US $5 million, during the relevant year;

                 (iii) for any subsidiary or equity investment that is not directly or indirectly wholly-owned by Communication, to include in revenue that percentage of such subsidiary's or investee's revenue which reflects that percentage interest in such subsidiary or equity investment which is owned by Communication but only if such percentage interest is equal to or greater than 30%; and

                 (iv) with respect to any items of revenue or net income attributable to True North and its subsidiaries which are included in the annual audited consolidated financial results of Communication to
         (x) exclude any such items of revenue and net income from the calculation of the Put/Call Price and (y) include in the calculation of the Put/Call Price (after the exclusion called for by clause (x) of this paragraph (iv)) an amount equal to 10 times the average net income of True North and its consolidated subsidiaries reflected in the annual audited consolidated financial results of Communication for each of the two full calendar years ended immediately preceding the date of exercise of the Remainder Put or the Remainder Call.

         1.1.2. If either (i) True North wishes to exercise the Remainder Put or (ii) Publicis wishes to exercise the Remainder Call, in either case, such party shall give the other party written notice of such exercise, which notice shall contain the number of shares of Communication Stock which is the subject of such exercise together with the notifying party's estimated calculation of the Put/Call Price. The purchase and sale of such shares shall be consummated within 10 Business Days (as defined below) following the receipt of the notice of exercise or, in the event of exercise between January 1 and February 15 of any year, within 10 Business Days of February 15 of such year. In exchange for the payment by Publicis of the aggregate Put/Call Price determined pursuant to this Section, which shall be payable by wire transfer of immediately available funds in French Francs to a bank or other financial institution designated by True North, True North shall convey ownership of the Communication Stock subject to the Remainder Put or Remainder Call, as applicable, to Publicis, free of any mortgage, pledge, lien, encumbrance, assessment, charge or adverse claim affecting title to, or resulting in an encumbrance against, such Communication Stock, or a security interest of any kind (including any conditional sale or other title retention agreement), any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any U.S. or other jurisdiction) excluding, however, Encumbrances solely in favor of Publicis or Communication (collectively, "Encumbrances"). For purposes of this Agreement, "Business Day" shall mean any day that is not a Saturday, Sunday or a day on which banks in Chicago or Paris are permitted or required to be closed. After True North has given written notice to Publicis of its exercise of the Remainder Put, or Publicis has given written notice to True North of its exercise of the Remainder Call, as the case may be, such notice shall be irrevocable, and True North shall be bound to sell to Publicis and Publicis shall be bound to buy from True North that number of shares of Communication Stock specified in such notice at the Put/Call Price. Notwithstanding the immediately preceding sentence, in the event that the Remainder Put or Remainder Call shall have been exercised but the closing of such transaction shall not have occurred within 180 days of such





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exercise, the exercising party, if not in breach of the provisions of such
Remainder Put or Remainder Call, may cancel such exercise by written notice to the other party and upon such cancellation, neither party shall be required to fulfill its obligation with respect to such Remainder Put or Remainder Call (but otherwise without prejudicing the rights of any party with respect to a breach of such provisions by any other party).

         1.2. Listing of Communication Stock. Publicis and Communication agree to use their respective best efforts to cause to be offered to the public and listed on a major European stock exchange prior to December 31, 1998, shares of the common stock, par value 100 French Francs, of Communication (including such other equity or debt securities as Communication may hereafter issue in respect of or in exchange for shares of such common stock in connection with any stock dividend or distribution, stock split-up, recapitalization, recombination, or exchange by Communication generally of shares of such common stock) (the "Communication Stock"). Publicis and Communication each agree to seek to cause such listing to occur in 1997. For the purposes of this Agreement, "major European stock exchange" shall be deemed to be the Paris Bourse or the London Stock Exchange. The intention of the parties is to provide True North with a means of selling its stake in Communication in a public market. A merger of Communication with an entity which is then publicly listed and which is the surviving corporation in such merger shall be deemed to be a public listing for all purposes under this Agreement.

         1.3. Sale in Offering. Publicis and Communication shall give True North at least 30 days prior written notice of their intention to commence the offering and listing of Communication Stock. Upon True North's written request to Communication, given within 15 days of the receipt of such notice, to include in such offering shares of Communication Stock owned by True North, Publicis and Communication shall cause such shares to be included in such offering to the extent set forth below. True North's request shall include a schedule (the "Schedule") which shall set forth the amount of shares of Communication Stock which True North requests Communication to include in the offering assuming a range of hypothetical offering prices, which shall include the prices, based on a reasonable good faith estimate of market values, at which True North will request Communication to include 25%, 33 1/3% and 50% of its interests in the offering. As set forth in such Schedule, True North may request that any amount of its Communication Stock be included in such offering, provided, that it shall be entitled to have offered in such offering up to, but no more than, 50% of the Communication Stock owned by True North at the time True North requests that such shares be included in such offering (or, if higher, up to, but no more than, 50% of the Communication Stock owned by True North immediately prior to the consummation of such offering (to the extent so requested by True North)) in priority over any other shares so offered, until all of the shares which True North is entitled to have offered (pursuant to the provisions of this sentence) are sold. Subject to its rights to withdraw from such offering, as set forth below in this Section, True North shall use all commercially reasonable efforts to cooperate with Communication and its agents and advisors in effecting such offering.

         1.3.1 If the offering is to be made on a major European stock exchange and the laws and regulations applicable to an offering thereon require that, prior to such offering, offering documents which include a minimum offering price must be lodged with a regulatory entity, not less than 5 days prior to the lodging of the offering with the Commission des Operations de Bourse (the "COB") or other regulatory entity, as the case may be, Communication shall furnish





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True North with a written copy of the offering documents to be lodged with the
COB or such regulatory entity, as the case may be, which shall include a minimum offering price per share. If the offering is to be made in a country which does not have such a regulatory requirement, then Communication agrees to give True North written notice not less than 5 days prior to the commencement of the offering, which notice shall contain a minimum offering price per share. Within 2 Business Days after its receipt of such documents or notice, as the case may be, True North may give written notification to Communication that it wishes to withdraw from the offering a portion or all of the shares it requested to be offered in accordance with the Schedule. If True North fails to give such notice within such time, it shall be deemed to have irrevocably committed to the offering all of its shares which it requested be offered in accordance with the Schedule; provided that the actual price at which shares are offered in such offering equals or exceeds the minimum offering price specified in the documents lodged with the COB or such regulatory entity or such notice, as the case may be. If True North so withdraws any or all of its shares and Publicis or Communication elects, each acting in its sole discretion, to offer and list any shares of Communication Stock in such offering, such offering and listing shall constitute the offering and listing of Communication Stock for all purposes under this Agreement. For the avoidance of doubt, the parties agree that if, following True North's election to withdraw some or all of its shares to be offered, the managing underwriter of such offering determines, in its sole discretion, that the number of shares remaining to be so offered shall be less than the number of shares required for a successful offering, such managing underwriter may terminate such offering and Publicis and Communication shall be deemed to have used their respective best efforts to effect such offering and listing of the Communication Stock for all purposes under this Agreement.

         1.3.2. True North shall bear (i) its pro rata share of all underwriting discounts and commissions, listing or other regulatory fees of an offering to the extent incurred by Publicis and Communication and (ii) all costs and expenses incurred directly by True North in connection with such offering, including, without limitation, the fees and expenses of counsel, investment advisors or other professionals hired by True North. Except as specifically provided in clause (i) of the immediately preceding sentence, True North shall not be responsible for any expenses incurred by Publicis or Communication in connection with the offering and listing of the Communication Stock. True North's pro rata share of expenses incurred under clause (i) of the second preceding sentence shall be the percentage that the aggregate number of shares of Communication Stock to be sold by True North constitutes of the aggregate number of shares to be sold in such offering and listing.

         1.3.3. In connection with any listing and offering of Communication Stock pursuant to the terms of this Agreement, each of Publicis and Communication agrees to indemnify and hold True North and its subsidiaries harmless, in accordance with customary practice, against any and all losses, claims, damages or liabilities to which they may become subject under any statute or common law or otherwise and to reimburse them for any reasonable legal or other expenses incurred by them in connection with defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any untrue statement or alleged untrue statement of a material fact contained in any offering documents or the omission or alleged omission to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing indemnification shall not apply to any losses, claims, damages, liabilities or actions which shall





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arise from the sale of shares of Communication Stock to any person if such losses, claims, damages, liabilities or actions which shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any omission or alleged omission, if such statement or omission shall have been made in reliance upon or in conformity with information furnished in writing by True North. In connection with any listing and offering of Communication Stock pursuant to the terms of this Agreement, True North agrees to indemnify and hold Publicis and Communication and each of their subsidiaries harmless, in accordance with customary practice, against any and all losses, claims, damages or liabilities to which they may become subject under any statute or common law or otherwise and to reimburse them for any reasonable legal or other expenses incurred by them in connection with defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any untrue statement or alleged untrue statement of a material fact contained in any offering documents or the omission or alleged omission to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading if such statement or omission shall have been made in reliance upon and in conformity with the information furnished in writing by True North to Communication in connection with the preparation of such registration or offering statement.

         1.4. Put of Communication Stock if Not Listed. If Communication Stock has not been listed on a major European stock exchange on or prior to December 31, 1998, then on or prior to March 31, 2000, True North shall have the right, in its sole discretion and on one occasion, to require Publicis to purchase from True North (the "Expiration Put") up to, but not more than, the number of shares of Communication Stock which is equal to 20% (subject to adjustment) of the number of shares of Communication Stock issued and outstanding as of the date of exercise of such Expiration Put, subject to appropriate adjustments for stock dividends, splits, combinations, exchanges, or similar events, occurring subsequent to such date of exercise and prior to the consummation of such Expiration Put. The purchase price shall be a price equal to the fair market value, as of the date of the notice of exercise of the Expiration Put, of the block of Communication Stock sought to be sold by True North ("Fair Market Value"), as determined by a panel of three investment banks pursuant to the terms of Section 1.4.1, and upon exercise of the Expiration Put, True North shall be bound to sell and convey ownership of such shares, free of any Encumbrances, to Publicis and Publicis shall be bound to purchase such shares from True North and tender the purchase price therefor in accordance with Section 1.4.1. The 20% figure in the first sentence of this
Section 1.4 shall be reduced if True North shall fail to exercise any Percentage Purchase Right or any True North Maintenance Right by multiplying 20 by a fraction, the numerator of which is the percentage of the issued and outstanding shares of Communication Stock owned by True North after such failure to exercise and the denominator of which is the percentage of such shares which would have been owned had there been an exercise. The applicable percentage of issued and outstanding shares of Communication Stock subject to the Expiration Put is referred to herein as the "Expiration Put Percentage." For the avoidance of doubt, the parties agree that the existence of the Expiration Put shall not relieve Publicis or Communication from their respective obligations pursuant to Section 1.2 to use their respective best efforts to offer and list the Communication Stock.

         1.4.1. If True North wishes to exercise the Expiration Put, it shall give written notice to Publicis, subject to Section 1.4, at any time after December 31, 1998 and on or prior to





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March 31, 2000, which notice shall include the number of shares of
Communication Stock which it wishes Publicis to purchase and True North's selection of a globally recognized investment bank. Within 5 days of Publicis' receipt of such notice, Publicis shall give True North written notice of its selection of a globally recognized investment bank. If Publicis fails to select an investment bank within the allotted time, Publicis shall be deemed to have selected Lazard Freres. The two selected banks shall, within 10 days, agree upon a third globally recognized investment bank. If the two selected banks cannot agree on a third globally recognized investment bank, such third bank shall be selected by lot from among four candidates, two to be nominated by each of the selected banks. Each of True North and Publicis, respectively, shall bear the fees and expenses of the investment bank selected by it, and the fees and expenses of the third investment bank shall be shared equally by True North and Publicis. The three selected banks shall be directed by each party hereto to fully cooperate with one another and act in good faith to arrive jointly at the Fair Market Value within 45 days of the selection of the third bank. If the three selected banks cannot agree on a single determination of the Fair Market Value within 45 days, the determination of Fair Market Value shall be made by the Arbitral Tribunal (as defined below) in accordance with
Section 3.4.1 through 3.4.10 hereof. The Arbitral Tribunal shall be given Terms of Reference (as defined below) which shall mandate a decision within 180 days from the date of the Notice of Arbitration. The purchase and sale of such shares shall be consummated within 5 Business Days following the determination of Fair Market Value. In exchange for the payment by Publicis of the Fair Market Value determined pursuant to this Section 1.4.1, which shall be payable by Publicis by wire transfer of immediately available funds in French Francs to a bank or other financial institution designated by True North, True North shall convey ownership of the Communication Stock subject to such Expiration Put to Publicis, free of any Encumbrances. After True North has given written notice to Publicis of its exercise of the Expiration Put, such notice shall be irrevocable, and True North shall be bound to sell to Publicis and Publicis shall be bound to buy from True North that number of shares of Communication Stock specified in such notice at the price determined pursuant to this Section
1.4.1. Notwithstanding the immediately preceding sentence, in the event that the Expiration Put shall have been exercised but the closing of such transaction shall not have occurred within 260 days of such exercise, the exercising party, if not in breach of the provisions of such Expiration Put, may cancel such exercise by written notice to the other party and upon such cancellation neither party shall be required to fulfill its obligation with respect to such Expiration Put (but otherwise without prejudicing the rights of any party hereto with respect to a breach of such provisions by any other party).

         1.5. Maintenance of Percentage Ownership. If, at any time, or from time to time, (i) True North shall own securities having 20% or more of the total voting rights of all issued and outstanding equity of Communication (after giving pro forma effect to any Expiration Put, True North Maintenance Right, Remainder Put, Remainder Call or any prior exercise of the Percentage Purchase Right (as defined below) in each case if then exercised but not yet consummated), (ii) Communication issues or plans to issue a number of shares of Communication Stock or other equity securities (whether a new issuance of securities, securities issued upon the exercise of an option, warrant or conversion or an exchange right or other similar dilutive event (other than a repurchase by Communication or purchase by Publicis of Communication Stock from True North or its subsidiaries)) which would result, upon the consummation of the transaction giving rise to such issuance, in True North's owning securities having less than 20% of the total voting rights of each class of issued and outstanding equity securities of Communication (based on the number of





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outstanding shares) all as determined in accordance with clause (i) above, and
(iii) the Communication Stock is not listed on a major European stock exchange on the date of the consummation of such issuance (upon the occurrence of (i), (ii) and (iii), the date of the consummation of such issuance being a "Dilution Date"), True North shall have the right, in its sole discretion, to purchase from Publicis and/or Communication (who shall determine in their sole discretion which of whom shall sell such shares), and Publicis and/or Communication, as the case may be, shall be obligated to sell to True North, a number of shares of Communication Stock or other equity securities, as applicable, of Communication (the "Percentage Purchase Right") such that, following the consummation of such purchase and the consummation of the transaction giving rise to the occurrence of such Dilution Date, True North shall own securities representing 20% of the total voting rights of each class of issued and outstanding equity securities of Communication, all as determined in accordance with clause (i) above. If either Publicis or Communication is prohibited under applicable law to sell its shares to True North pursuant to the preceding sentence, then the party not so prohibited shall sell such shares to True North pursuant to the preceding sentence. The price per share of Communication Stock or other equity securities to be purchased by True North pursuant to the Percentage Purchase Right shall be the fair value of the per share consideration received by Communication in connection with the transaction giving rise to the occurrence of such Dilution Date (the "Transaction Valuation"). Notwithstanding the foregoing, to the extent that Communication issues options, warrants or purchase or subscription rights or any other non-voting security which converts into or can be exchanged for shares of Communication Stock or other voting security of Communication, the parties agree that a Dilution Date shall not have occurred with respect to such securities, until such time as the voting securities underlying such options, warrants, rights or other securities are issued. In respect of an event which both gives rise to a Dilution Date and constitutes a Publicis Acquisition, True North must elect between exercising a Percentage Purchase Right under Section
1.5 and exercising a True North Maintenance Right under Section 1.12. If either of such rights is exercised and consummated, True North's rights to (a) request the listing of Communication Stock pursuant to Section 1.6 and (b) exercise the Dilution Put pursuant to Section 1.6.1 shall be extinguished in respect of such event.

         1.5.1. If Communication intends to issue additional shares of Communication Stock or other securities in an amount which would give rise to the occurrence of a Dilution Date, it shall give True North written notice not less than 10 Business Days in advance of the consummation of such event, which notice shall include the number of shares of Communication Stock or other securities which would be subject to the Percentage Purchase Right, the Transaction Valuation of such shares and sufficient information regarding such issuance transaction in order to reasonably substantiate the Transaction Valuation. So long as the Transaction Valuation has been approved by a majority of the three Outside Directors (as defined below) and by the Board of Directors of Communication, such Transaction Valuation shall be conclusive and binding upon the parties. Upon receipt of such notice, True North shall have 5 Business Days to give written notice to Communication that it wishes to exercise its Percentage Purchase Right with respect to such transaction. After True North has given written notice to Publicis of its exercise of the Percentage Purchase Right, such notice shall be irrevocable, and True North shall be bound to buy from Publicis and/or Communication and Publicis and/or Communication shall be bound to sell to True North that number of shares of Communication Stock specified in Communication's notice at the Transaction Valuation. The purchase and sale of shares pursuant to the Percentage Purchase





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Right shall be consummated simultaneously with the issuance transaction giving rise to such right, payment to be made by True North by certified check payable to Publicis and/or Communication, as the case may be.

         1.6. Listing of Communication Stock if Ownership Diluted. Upon (i) True North having received written notice of the anticipated occurrence of a Dilution Date in accordance with Section 1.5.1, (ii) the occurrence of any Dilution Date and (iii) True North's failure to elect to exercise its Percentage Purchase Right with respect to such Dilution Date within the time period specified in Section 1.5.1, and upon the written request of True North given to Communication within 5 Business Days following the Dilution Date, Publicis and Communication agree to use their respective best efforts to cause to be offered to the public and listed (within 120 days following the Dilution
Date) on a major European stock exchange the Communication Stock. True North may request in such notice that any amount of its Communication Stock be included in such offering and listing, but shall be entitled only to have offered in the offering up to, but no more than, 50% of the Communication Stock owned by True North in the aggregate at the time True North requests for its shares or, if higher, up to, but not more than, 50% of the Communication Stock owned by True North immediately prior to the consummation of such offering (to the extent so requested by True North). True North's request shall include a schedule which shall set forth the amount of shares of Communication Stock which True North requests Communication to include in the offering assuming a range of hypothetical offering prices. Subject to its rights to withdraw from such offering, as set forth in this Section, True North shall use all commercially reasonable efforts to cooperate with Communication and its agents and advisors in effecting such offering. The obligations of the parties with respect to the offering and listing shall be treated as set forth in Section
1.3.1. The obligations of the parties with respect to indemnification and expenses of the offering and listing shall be treated as set forth in Sections
1.3.2 and 1.3.3., respectively.

         1.6.1. Put of Communication Stock if Ownership Diluted and Communication Stock Not Listed. If True North makes a written request pursuant to Section 1.6 and the listing of the Communication Stock has not occurred within the 120 day period specified in Section 1.6, True North shall have the right, in its sole discretion and on one occasion per Dilution Date occurrence, which right shall be exercisable by written notice to Publicis for 30 days immediately following the expiration of such 120 day period, to require Publicis to purchase from True North (the "Dilution Put") all, but not less than all, of the shares of Communication Stock owned by True North on the date of such notice (the "Dilution Notice Date"), at the Dilution Price, calculated pursuant to the terms of Section 1.6.2, subject to appropriate adjustments for stock dividends, splits, combinations, exchanges, or similar events, occurring subsequent to such date but prior to the consummation of such Dilution Put, and upon exercise of the Dilution Put, Publicis shall be bound to purchase such shares from True North and tender the purchase price therefor, and True North shall be bound to tender such shares and convey ownership of such shares to Publicis, free of all Encumbrances, all in accordance with Section 1.6.3. For the avoidance of doubt, the parties agree that neither the existence of the Percentage Purchase Right nor the Dilution Put shall relieve Publicis or Communication from their respective obligations pursuant to Section 1.6 to use their respective best efforts to offer and list the Communication Stock.

         1.6.2. The Dilution Price shall be equal to (X) the number of shares of Communication Stock owned by True North on the Dilution Notice Date multiplied by (Y) the sum of (1)(A) 75% of the fair market value as of the Dilution Notice Date of the block of Communication Stock owned by True North on the Dilution Notice Date, as determined pursuant to the procedures set forth in
Section 1.4.1, divided by (B) the number of shares of Communication Stock owned by True North on the Dilution Notice Date, and (2) 25% of the Put/Call Price of Communication Stock, as determined pursuant to Section 1.1.1 as appropriately modified to replace all references to the Remainder Put with the Dilution Put.

         1.6.3. Subject to the conditions set forth in Section 1.6.1, if True North wishes to exercise the Dilution Put, it shall give Publicis written notice of such exercise within 30 days of the expiration of the 120 day period referred to in Section 1.6, together with True North's estimated calculation of Put/Call Price (if then available) and True North's selection of a globally-recognized investment bank. The purchase and sale of such shares shall be consummated within 20 Business Days following the determination of the Dilution Price. In exchange for the payment by Publicis of the aggregate Dilution Price determined pursuant to Section 1.6.2, which shall be payable by Publicis by wire transfer of immediately available funds in French Francs to a bank or other financial institution designated by True North, True North shall convey ownership of all of the Communication Stock owned by True North on the Dilution Notice Date to Publicis, free of all Encumbrances. After True North has given written notice to Publicis of its exercise of the Dilution Put, such notice shall be irrevocable, and True North shall be bound to sell to Publicis and Publicis shall be bound to buy from True North that number of shares of Communication Stock owned by True North on the Dilution Notice Date.

         1.6.4. Subsequent Dilutive Events. True North's rights under Sections 1.5 through 1.6.1 of this Agreement shall apply with respect to each successive subsequent Dilution Date.

         1.7. Transactions on Arm's Length Basis. So long as True North owns at least 10% of the issued and outstanding shares of Communication Stock, any significant transactions effected by Communication shall be effected on an arm's length basis; provided, that this Section shall not apply to the merger or other combination of PBV and Communication or acquisition of PBV by Communication.

         1.8. Communication Directors. As soon as practicable, but no later than 60 days after the consummation of the transactions contemplated by this Agreement and in all events prior to the consummation or corporate approval of any transaction to transfer to Communication agencies owned by Publicis, and so long thereafter as True North owns at least 10% of the issued and outstanding shares of Communication Stock, Communication shall elect to its Board of Directors three members who have no prior significant relationship with Publicis, True North or the directors or senior officers of either (the "Outside Directors"). Publicis and Communication shall consult with True North prior to the appointment of the three Outside Directors. A majority of the three Outside Directors and the Board of Directors of Communication must approve any transaction (other than those specifically contemplated by this Agreement or the Memorandum of Agreement) of Communication, including transactions with Publicis or any affiliates of Publicis, that a majority of the three Outside Directors deem to be significant.

         1.9 True North Director.

                 (a) If at any time or from time to time True North owns at least 18% of the issued and outstanding shares of Communication Stock, True North shall have the right to nominate and have elected one member of the Board of Directors of Communication.

                 (b) If, as a result of the occurrence of a Dilution Date or Publicis Acquisition, True North shall own less than 18% of the issued and outstanding shares of Communication Stock and True North shall have given (and not withdrawn) notice to Communication of its exercise of the Percentage Purchase Right or the True North Maintenance Right, as the case may be, True North shall retain its right to its directorship through the time of closing of such Percentage Purchase Right or the True North Maintenance Right, as the case may be.

                 (c) Following the offering and listing of Communication Stock, Publicis's and Communication's obligation pursuant to subsection (a) of this
Section 1.9 shall be fulfilled by Publicis and Communication by (i) the inclusion of the nominee proposed by True North in the slate of nominees recommended by the Communication Board of Directors to stockholders for election as directors at the next annual meeting of stockholders of Communication if True North owns at least 18% of the issued and outstanding shares of Communication Stock at the time of slating of such nominees, (ii) Communication using reasonable efforts to cause the shares for which Communication's management or Board of Directors holds proxies or is otherwise entitled to vote to be voted in favor of such nominee and (iii) Publicis voting, or causing the vote of, shares of Communication Stock owned by it or any of its affiliates in favor of such nominee. Following the offering and listing of Communication Stock, if, as a result of the issuance of shares of Communication Stock or similar dilutive event affecting the Communication Stock, True North shall own less the 18% of the issued and outstanding shares of Communication Stock at the time of slating of the nominees recommended by the Communication Board of Directors to its stockholders for election of directors at any annual meeting of stockholders of Communication, Communication shall give True North written notice of the slating of directors and that True North owns less than 18% of the issued and outstanding shares of Communication and if, within 5 Business Days of receipt of such notice, True North gives Communication written notice stating that True North intends to purchase additional shares of Communication Stock such that True North will own at least 18% of the issued and outstanding shares of Communication Stock within six months of the date of such notice from True North to Communication, Communication shall continue to fulfill its obligations under clauses (i), (ii) and (iii) of the preceding sentence for such six month period; provided, however, that if True North does not effect such purchases within such six month period, True North, upon Communication's request, shall cause its designee on the Communication Board of Directors to immediately resign. Following such resignation, all of Communication's obligations with respect to this Section 1.9 shall terminate. If at any time True North shall own less than 18% of the issued and outstanding shares of Communication Stock for any reason other than the issuance of shares of Communication Stock or similar dilutive event affecting the Communication Stock, True North, at the request of Communication, shall cause its designee on the Communication Board of Directors to immediately resign. Following such resignation, all of Communication's obligations with respect to this Section 1.9 shall terminate. True North acknowledges that the Communication Board of Directors may form a committee, which does not include the True North designee, to consider issues involving a direct conflict between True North and Communication, provided that the formation of any such committee shall be approved by a majority of the non-management directors of Communication (excluding the True North designee). It is further understood and agreed that True North's designee shall not be an officer or director or employee of True North or any of its affiliates.

         1.10.  Financial Reports and Appraisals.

                 (a) So long as True North owns at least 10% of the issued and outstanding shares of Communication Stock, Communication shall (i) provide all financial and other information reasonably requested by True North for purposes of True North's compliance with U.S. income tax laws and other U.S. regulatory requirements, (ii) cause its independent auditors to complete their annual audit and provide the results to True North before February 15 of each year, and shall provide True North with unaudited quarterly consolidated financial results before April 30, July 30, and October 30 of each year.

                 (b) The parties acknowledge that in connection with the transactions contemplated in this Agreement, True North desires to obtain such independent appraisals as are necessary to support the necessary or desirable accounting for financial tax reporting purposes. Each of Publicis, Communication and PBV agrees to use all commercially reasonable efforts to provide the assistance necessary to enable True North to obtain such appraisals.

         1.11. Transfer of Publicis Agency Network; True North Consent. Prior to the earlier of (i) the offering and listing of Communication Stock on a major European stock exchange or (ii) December 31, 1998, Publicis, Communication and PBV agree to combine or merge Communication and PBV and to transfer for consideration the Publicis global agency network owned by Publicis so that such global network is owned by Communication. True North authorizes and consents to any and all transactions designed to combine or merge Communication with PBV and any and all transactions designed to transfer the Publicis global agency network owned by Publicis so that such global network is owned by Communication. Following such transactions, Communication and its subsidiaries will be the holding company of the worldwide agency network for Publicis. It is understood and agreed that all such material transactions between Communication and Publicis will be effected on an arm's length basis.

         1.12. True North Maintenance Right. In the event that, prior to the completion of an initial public offering of the Communication Stock, Communication acquires any entity or interest from Publicis in a transaction involving the issuance of Communication Stock or other equity of Communication (a "Publicis Acquisition"), True North shall have the right, in its sole discretion, to purchase from Publicis and/or Communication (who shall determine in their sole discretion which of whom shall sell such shares), and Publicis and/or Communication, as the case may be, shall be obligated to sell to True North, a number of shares of Communication Stock or other securities (the "True North Maintenance Right") such that, following the consummation of such purchase and the consummation of such acquisition by Communication, True North shall own the same percentage of shares of Communication Stock owned by True North immediately prior to the Publicis Acquisition and to the extent of issuance of any other class of equity securities, True North shall own the same percentage of such other class as it owned of Communication Stock immediately prior to the Publicis Acquisition (after giving effect to the consummation of any

Liquidity Right (as defined below) if such right was exercised and not withdrawn, but not yet consummated). For purposes of this Agreement the term "Liquidity Right" shall mean the Percentage Purchase Right, the listing of Communication Stock pursuant to Section 1.4 or 1.6, the Dilution Put, the Remainder Put, the Remainder Call and the Expiration Put. If either Publicis or Communication is prohibited under applicable law to sell its shares to True North pursuant to the preceding sentence, then the party not so prohibited shall sell such shares of Communication Stock or other securities to True North pursuant to the preceding sentence. The price per share of Communication Stock to be purchased by True North pursuant to the True North Maintenance Right shall be the per share value of the consideration received by Communication in connection with such Publicis Acquisition. In respect of an event which both gives rise to a Dilution Date and constitutes a Publicis Acquisition, True North must elect between exercising a Percentage Purchase Right under Section
1.5 and exercising a True North Maintenance Right under Section 1.12. If either of such rights is exercised and consummated, True North's rights to (a) request the listing of Communication Stock pursuant to Section 1.6 and (b) exercise the Dilution Put pursuant to Section 1.6.1 shall be extinguished in respect of such event.

         1.12.1. If Communication intends to consummate a Publicis Acquisition, it shall give True North written notice not less than 10 Business Days in advance of the consummation of such event, which notice shall include the number of shares of Communication Stock or other securities subject to the True North Maintenance Right, the price per share and sufficient information regarding such issuance transaction in order to reasonably substantiate the price per share. So long as the price per share has been approved by a majority the three Outside Directors and by the Board of Directors of Communication, such price per share shall be conclusive and binding on the parties. Upon receipt of such notice, True North shall have 5 Business Days to give written notice to Communication that it wishes to exercise its True North Maintenance Right with respect to such transaction. After True North has given written notice to Publicis of its exercise of the True North Maintenance Right, such notice shall be irrevocable, and True North shall be bound to buy from Publicis and/or Communication and Publicis and/or Communication shall be bound to sell to True North that number of shares of Communication Stock specified in Communication's notice at such aggregate price. The purchase and sale of shares pursuant to the True North Maintenance Right shall be consummated simultaneously with the issuance transaction giving rise to such right, payment to be made by True North by certified check payable to Publicis and/or Communication, as the case may be.

         1.13.  Communication May Act for Publicis; Guarantee.   The parties
agree that Publicis shall have the right, acting in its sole discretion, to assign to Communication Publicis's rights and/or obligations to purchase shares of Communication Stock from True North, pay the purchase price therefor and fulfill any or all of the obligations of Publicis in connection therewith in the event of the exercise of any Remainder Put, Remainder Call, Expiration Put, Dilution Put or rights pursuant to Section 1.16; provided, that in the event of any such assignment, Publicis shall remain liable for the performance of any and all obligations owing to True North in any such event. Publicis hereby guarantees the performance of all obligations of Communication under this Agreement.

         1.14. True North Equity Rights. For purposes of Article I, references to shares of Communication Stock owned by True North shall be deemed to refer to shares of Communication

Stock owned by True North and its subsidiaries, in the aggregate. In the event that True North shall acquire, upon exercise of a Percentage Purchase Right or a True North Maintenance Right, any shares of a class of equity securities other than Communication Stock, such shares shall be includible in any other Liquidity Right (other than the obligation of Communication to list equity securities pursuant to sections 1.4 or 1.6).

         1.15. Currency. All references to French Francs shall be deemed to refer to French Francs or any successor currency.

         1.16.  Publicis Maintenance of Majority Control of Communication.

         (a) In the event that, following an acquisition by Communication of a privately held advertising company, an exercise by True North of its Percentage Purchase Right or its True North Maintenance Right, together with the issuance of Communication Stock or other securities giving rise thereto, would result in Publicis owning securities having less than 51% of the total voting rights of each class of issued and outstanding equity securities of Communication (based on the number of outstanding shares), Communication shall issue non-voting securities to True North in lieu of voting securities to the extent required to maintain such 51% control by Publicis. Such non-voting securities shall be identical in all respects (other than voting rights) to the Communication Stock or other securities otherwise issuable pursuant to the Percentage Purchase Right or True North Maintenance Right, as applicable, and shall be issued upon the same price and other terms. For purposes of the percentage threshold requirements of Sections 1.9 and 1.10, such non-voting securities shall be treated as if they had the same voting rights as the voting securities otherwise issuable.

         (b) If (i) notwithstanding True North's exercise of its commercially reasonable efforts to maintain equity accounting treatment for its investment in Communication, it is unable to do so under United States generally accepted accounting principles due solely to its receipt of non-voting securities in lieu of voting securities pursuant to Section 1.16(a), and (ii) the Communication Stock has not been listed on a major European stock exchange, then True North shall promptly notify Publicis in writing of its inability to maintain equity accounting treatment, and Publicis shall purchase from True North, and True North shall sell to Publicis, all such non-voting securities at the same price originally paid for them by True North. The purchase and sale of such shares shall be consummated within 20 Business Days following the date of True North's notice. In exchange for the payment by Publicis of the aggregate price for such non-voting securities, which shall be payable by Publicis by wire transfer of immediately available funds in French Francs to a bank or other financial institution designated by True North, True North shall convey ownership of all of such non-voting securities to Publicis, free of all Encumbrances.

         (c) True North may elect in addition, in its notice given pursuant to
Section 1.16(b), to require Publicis to purchase from True North (the "Accounting Put") all, but not less than all, of the shares of Communication Stock owned by True North on the date of such notice (the "Accounting Notice Date"), at the Accounting Price, as defined below, subject to appropriate adjustments for stock dividends, splits, combinations, exchanges, or similar events, occurring subsequent to such date but prior to the consummation of such Accounting Put, and upon exercise of the Accounting Put, Publicis shall be bound to purchase such shares from True North and tender the purchase price therefor, and True North shall be bound to tender such shares and convey ownership of such shares to Publicis, free of all Encumbrances, all in accordance with this paragraph (c). True North shall specify in such notice its selection of a globally-recognized investment bank. The Accounting Price will be determined as follows: The percentage of voting shares of Communication owned by True North at the time of the Accounting Notice Date multiplied by the fair market value of the combined enterprise of Communication and the acquired or merged entity. The fair market value of the combined enterprise will be established pursuant to the procedures set forth in
Section 1.4.1. The purchase and sale of such shares shall be consummated within 20 Business Days following the determination of the Accounting Price.
In exchange for the payment by Publicis of the aggregate Accounting Price, which shall be payable by Publicis by wire transfer of immediately available funds in French Francs to a bank or other financial institution designated by True North, True North shall convey ownership of all of the Communication Stock owned by True North on the Accounting Notice Date to Publicis, free of all Encumbrances.


                                   ARTICLE II

                                OTHER AGREEMENTS

         2.1. Covenants and Consents of True North with Respect to South Africa, Thailand, Argentina and India.

         2.1.1. True North, on its own behalf and to the extent of its ownership interest in any direct or indirect subsidiaries and investees, hereby
(i) waives any and all pre-emptive or similar rights it has or may have with respect to the shares of the Partnership agency in South Africa and (ii) consents to the sale by Lindsay Smithers/FCB or any of its affiliates to Publicis or any of its affiliates of 100% of the Partnership agency in South Africa, as agreed by the parties.

         2.1.2. At the Closing, True North agrees that it shall pay Publicis, by certified check payable to Publicis, US $310,000. Such payment represents True North's allocated portion of the purchase price to be paid by Publicis for the Prakit-Publicis agency in Thailand. If Publicis has not acquired the Prakit-Publicis agency as contemplated by the Thailand Agreement (as defined below) prior to June 30, 1998, then Publicis shall pay True North, by certified check payable to True North, US$310,000 within 30 days following such date; provided, however, that Publicis shall not be required to pay such US $310,000 if the failure to acquire the Prakit-Publicis agency results directly or indirectly from the breach by True North or any of its affiliates of the obligations set forth in the Agreement (Thailand) among the parties hereto dated as of the date hereof (the "Thailand Agreement").

         2.1.3. True North agrees to service the Nestle, L'Oreal and other Publicis client accounts in Argentina through Pragma/FCB pursuant to the terms of Section 2.6 of this Agreement until such time as Publicis shall have established stand-alone operations in Argentina. At such time as Publicis notifies True North that it has established stand-alone operations in Argentina, True North shall, pursuant to Section 2.7 of this Agreement, transfer the Nestle, L'Oreal and other Publicis client accounts, if any, to Publicis' stand-alone agency.

         2.1.4. True North agrees that until the consummation of the transactions contemplated by the Thailand Agreement and the Agreement (India) among the parties hereto dated as of the date hereof (the "India Agreement"), True North will service the Nestle, L'Oreal and other Publicis client accounts, if any, in Thailand and India through Prakit/FCB and FCB/Ulka, respectively, pursuant to the terms of Section 2.6 of this Agreement. If, for any reason, the transactions contemplated by either the Thailand Agreement and the India Agreement are not consummated, True North agrees to continue to service the Nestle, L'Oreal and other Publicis client accounts, if any, in Thailand and India pursuant to Section 2.6. Pursuant to Section 2.7 of this Agreement, True North agrees to transfer the Nestle, L'Oreal and other Publicis client accounts to Publicis stand-alone agency.

         2.2.  Publicis Director.

         (a) If at any time or from time to time Communication owns at least
18% of the issued and outstanding shares of the Common Stock, par value $.33 1/3 per share (the "True North Stock"), Communication shall have the right to nominate and have elected one member of the Board of Directors of True North.

         (b) True North's obligation pursuant to the preceding sentence has been fulfilled by True North by the nomination of Communication's designee for election to the True North Board of Directors at the 1997 Annual Meeting (unless such designee is then serving on such Board of Directors) and its commitment to use its reasonable best efforts to cause the shares for which True North's management or Board of Directors holds proxies or is otherwise entitled to vote to be voted in favor of such nominee and thereafter by (i) the inclusion of the nominee proposed by Communication in the slate of nominees recommended by the True North Board of Directors to stockholders for election as directors at the next annual meeting of stockholders of True North if Communication owns at least 18% of the issued and outstanding shares of True North stock at the time of slating of such nominees, and (ii) True North's using reasonable best efforts to cause the shares for which True North's management or Board of Directors holds proxies or is otherwise entitled to vote to be voted in favor of such nominee. If, as a result of the issuance of shares of True North Stock or similar dilutive event affecting the True North Stock, Communication shall own less than 18% of the issued and outstanding shares of True North Stock at the time of slating of the nominees recommended by the True North Board of Directors to its stockholders for election of directors at any annual meeting of stockholders of True North, True North shall give Communication written notice of the slating of directors and that Communication owns less than 18% of the issued and outstanding shares of True North and if, within 5 business days of receipt of such notice, Communication gives written notice to True North stating that Communication intends to purchase additional shares of True North Stock such that Communication will own at least 18% of the issued and outstanding shares of True North Stock within six months of the date of such notice from Communication to True North, True North shall continue to fulfill its obligations under clauses (i) and (ii) of the preceding sentence for such six month period; provided, however, that if Communication does not effect such purchases within such six month period, Communication, at the request of True North, shall cause its designee on the True North Board of Directors to immediately resign. Following such resignation, all of True North's obligations with respect to this Section 2.2 shall terminate. If at any time Communication shall own less than 18% of the issued and outstanding shares of True North Stock for any reason other than the issuance of shares of True North Stock or similar dilutive event affecting the True North Stock, Communication shall cause its designee on the True North Board of Directors to immediately resign. Following such resignation, all of True North's obligations with respect to this Section 2.2 shall terminate. Communication acknowledges that the True North Board of Directors may form a committee, which does not include the Communication designee, to consider issues involving a direct conflict between Communication and True North, provided that the formation of any such committee shall be approved by a majority of the non-management directors of True North (excluding the Communication designee). It is further understood and agreed that Communication's designee shall not be an officer or director or employee of either Publicis or Communication or any of their affiliates.

         2.3. Financial Reports. So long as Publicis and/or Communication owns at least 10% of the issued and outstanding shares of True North Stock, True North shall provide all financial and other information reasonably requested by Publicis and/or Communication for purposes of their compliance with French and European income tax laws and other French and European regulatory requirements, shall cause its independent auditors to complete their annual audit and provide the results to Publicis and Communication before February 15 of each year, and shall provide Publicis and Communication with unaudited quarterly consolidated financial results before April 30, July 30, and October 30 of each year.

         2.4.  Use of Names.

         2.4.1. As between True North, FCBI and TNBV, on the one hand, and Publicis, Communication and PBV on the other hand, True North and FCBI shall own all right, title and interest in and to any trademark, service mark or trade name (collectively "Trademarks") which comprises or incorporates any of the following: Foote, Cone & Belding, FCB, True North, TN, Impact, Mind & Mood or Ulka (collectively, the "True North Trademarks").

         2.4.2. As between True North, FCBI and TNBV, on the one hand, and Publicis, Communication and PBV on the other hand, Publicis, Communication and PBV shall own all right, title and interest in and to any Trademark which comprises or incorporates any of the following: Publicis, FCA/BMZ or Optimedia (collectively, the "Publicis Trademarks").

         2.4.3. Except as provided for herein, each of True North, FCBI and TNBV agrees that it will not, and will not permit its subsidiaries to, use, adopt, apply to register or register any Trademark which comprises or contains a Publicis Trademark. Except as provided for herein, each of Publicis, Communication and PBV agrees that it will not, and will not permit its subsidiaries to, use, adopt, apply to register or register any Trademark which comprises or contains a True North Trademark. The parties hereby agree that neither will, nor permit any of their respective subsidiaries to, challenge the use of the other party's Trademarks anywhere in the world.

         2.4.4. As soon as reasonably practicable, but in no event later than 30 days after the consummation of the transactions contemplated by this Agreement, each party, and each of its respective subsidiaries, shall cease to use any Trademark owned by the other.

         2.4.5. If True North, FCBI or TNBV, or any of their respective subsidiaries, has obtained a Trademark registration in any country for any Publicis Trademark or has applied to register a Publicis Trademark in any country, each of True North, FCBI and TNBV agrees to assign, or cause its subsidiaries to assign, such Trademark registrations or applications and all its rights herein to Communication, except for Trademarks comprised of both a Publicis Trademark and a non-Publicis Trademark, which (rather than being assigned to Communication) shall be affirmatively abandoned or amended so as to effectively eliminate all use or reference to the Publicis Trademark. If Publicis, Communication or PBV or any of their respective subsidiaries has obtained a Trademark registration in any country for any True North Trademark or has applied to register a True North Trademark in any country, each of Publicis, Communication and PBV agrees to assign, or cause its subsidiaries to assign, such Trademark registrations or applications and all its rights therein to True North, except for Trademarks comprised of both a True North Trademark and a non-True North Trademark, which (rather than being assigned to True North) shall be affirmatively abandoned or amended so as to effectively eliminate all use or reference to the True North Trademark.

         2.4.6. None of True North, FCBI or TNBV, nor any of their respective subsidiaries, has granted nor is obligated to grant a license, assignment or other right in respect of any Publicis Trademark nor has it sold or otherwise encumbered any Publicis Trademark. None of Publicis, Communication nor PBV, nor any of their respective subsidiaries, has granted nor is obligated to grant a license, assignment or other right in respect of any True North Trademark nor has it sold or otherwise encumbered any True North Trademark.

         2.4.7. Each party agrees to work diligently to identify all Trademarks or registrations or applications therefor worldwide which are subject to this Agreement and to take those steps that may be necessary to effectuate the purposes of this Agreement when and as any such Trademark or registration or application therefor becomes known to it. Each party shall advise the other when and as it learns of any information concerning any such Trademarks or registrations or applications therefor. The parties further agree that they will cooperate with each other in all reasonable respects regarding this Agreement and each will promptly execute any document reasonably necessary to facilitate the protection by the other party of its Trademarks anywhere in the world. The parties further agree that they will cause any entity owned or controlled by either of them to cooperate in effectuating the terms of this Agreement and to execute any document necessary to facilitate the terms of this Agreement.

         2.5. Coordination Fees. Each of True North, FCBI and TNBV, on the one hand, and Publicis, Communication and PBV, on the other hand, shall pay to the other coordination fees of 1% of capitalized billings for "qualified international accounts" (as hereinafter defined), computed as being 6.67% of revenue from such qualified international accounts. Such fees shall be payable hereunder retroactively from January 1, 1996. Each of True North, FCBI and TNBV, on the one hand, and Publicis, Communication and PBV, on the other hand, agree to pay all such fees due in respect of billings during calendar year 1996 on or prior to June 30, 1997, such payment to be made by certified check. All fees due in respect of each succeeding calendar year, including 1997, shall be due and payable on June 30 of the year immediately following such year, such payment to be made by appropriate means. Each of True North, FCBI and TNBV, on the one hand, and Publicis, Communication and PBV, on the other hand, agree to provide the other party with such information requested by such party as is reasonably required in order to substantiate such fee requests. "Qualified international accounts" are clients which are (i) aligned on a worldwide basis with either Publicis or True North,
(ii) served by a worldwide coordination team working with an agency consisting of agency employees located in proximity to the client's headquarters and delivering services through local agencies and (iii) coordinated on and administered by such team through a global network of local agencies. Specific clients which will be "qualified international accounts" for 1996 and subsequent years, if any, will be jointly agreed upon by the CEO of Communication and the CEO of FCB

         2.6. Collaboration in Certain Countries. For a period of one year from the date of this Agreement, each of Publicis, Communication and PBV, on the one hand, and True North, FCBI and TNBV, on the other hand, shall, upon request, service clients of the other in countries where the other has not established operations. This covenant shall be renewable for additional one year terms by either party upon the delivery of written notice to the other prior to the 60th day prior to the expiration of such period. Each of the foregoing arrangements shall be terminable on a country-by-country basis by either party upon 6 weeks prior written notice.

         2.7. Transfer of Certain Clients, Employees. Subject to the parties understanding that the concurrence of a client to a transfer of its account from one agency to another is the way the advertising business works (and it is the parties' assumption that neither party will attempt to obstruct such concurrence), each client of Publicis, Communication and PBV, on the one hand, and True North, FCBI and TNBV, on the other hand, whose account was managed by the other party because such client was located within the other party's "sphere of influence" (within the meaning of such term under the Master Alliance Agreement referred to below), shall be transferred to the party having the worldwide agreement with such client. Such transfer shall be effected as soon as possible after the party having such worldwide agreement has available to it, in its sole judgment, agencies capable of serving such transferred client. Employees of the transferring party responsible primarily for the servicing of such transferred client shall be given the opportunity to leave the employ of the transferring party and become employed by the agency to whom the client is to be transferred.

         2.8. Termination of Adversarial Proceedings; Releases. Each of Publicis, Communication and PBV, and their respective subsidiaries, on the one hand and True North, FCBI and TNBV, and their respective subsidiaries, on the other hand, shall immediately and irrevocably terminate with prejudice any and all adversarial proceedings now pending between them, of every nature and in every forum, including all litigation or arbitration which arises out of events occurring prior to the date of this Agreement.

         2.8.1. Non-Assignment of Claims. Each of True North, FCBI and TNBV represents and warrants, on behalf of themselves and their respective subsidiaries, to Publicis, Communication and PBV that it has not assigned and will not assign any claim it may have against the Publicis Released Parties, as defined in paragraph 2.8.2 herein, to any other person or entity. Each of Publicis, Communication and PBV, on behalf of themselves and their respective subsidiaries, represent and warrant to True North, FCBI and TNBV that they have not assigned and will not assign any claim they may have against the True North Released Parties, as defined in paragraph 2.8.3 herein, to any other person or entity.

         2.8.2. True North Release of Publicis. Each of True North, FCBI and TNBV, on behalf of themselves, their respective subsidiaries, and each of their respective officers, directors, employees and affiliates, hereby releases, remises and forever discharges Publicis, Communication, PBV, their respective subsidiaries and each of their respective present and former officers, directors, employees, shareholders, principals, affiliates, subsidiaries, consultants and agents (collectively, the "Publicis Released Parties") from all actions, causes of action, suits, debts, dues, sums of money, claims for unpaid remuneration, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, obligations, claims and demands whatsoever ("True North Claims"), in contract or tort, in law or equity, whether known or unknown, including without limitation, all True North Claims arising under or related in any way to the Master Alliance Agreement and the other agreements and undertakings contemplated thereby, which True North or True North's successors and assigns ever had, now have or hereafter can, shall or may have against the Publicis Released Parties for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, but excluding any True North Claims relating to or arising under this Agreement and the other Operative Agreements (as hereinafter defined).

         2.8.3. Publicis Release of True North. Each of Publicis, Communication and PBV, on behalf of themselves, their respective subsidiaries, and each of their respective officers, directors, employees and affiliates, hereby releases, remises and forever discharges True North, FCBI, TNBV, their respective subsidiaries and each of their respective present and former officers, directors, employees, shareholders, principals, affiliates, subsidiaries, consultants and agents (collectively, the "True North Released Parties") from all actions, causes of action, suits, debts, dues, sums of money, claims for unpaid remuneration, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, obligations, claims and demands whatsoever ("Publicis Claims"), in contract or tort, in law or equity, whether known or unknown, including without limitation, all Publicis Claims arising under or related in any way to the Master Alliance Agreement and the other agreements and undertakings contemplated thereby, which Publicis or Publicis's successors and assigns ever had, now have or hereafter can, shall or may have against the True North Released Parties for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, but excluding any Publicis Claims relating to or arising under this Agreement and the other Operative Agreements.

         2.9. Publicis Consent to Certain Transactions. Subject to the provisions of Section 2.4, each of Publicis, Communication and PBV authorizes and consents to any and all transactions by True North and its subsidiaries in Europe designed to establish an independent True North network in Europe; provided that such authorization and consent shall not extend to the solicitation by any of True North, FCBI, TNBV or any of their respective subsidiaries of employees or clients of any of Publicis, Communication or PBV or their respective subsidiaries.

         2.10. Status of Alliance Agreements. The parties hereto hereby confirm the status of the following agreements previously entered into between and among the parties hereto:

         a. The Master Alliance Agreement dated as of January 1, 1989 between Communication and True North (then known as Foote, Cone & Belding Communications, Inc.) has been terminated in its entirety and has no current or further force or effect.

         b. The Publicis Communication Shareholders Agreement dated as January 1, 1989 among Communication, Publicis and True North (then known as Foote, Cone & Belding Communications, Inc.) has been terminated in its entirety and has no current or further force or effect.

         c. The FCB Stockholders Agreement dated as of January 1, 1989 between Communication and True North (then known as Foote, Cone & Belding Communications, Inc.) has been terminated in its entirety and has no current or further force or effect.

         d. The PBV Stockholders Agreement dated as of January 1, 1989 among Communication, FCBI and PBV has been terminated in its entirety and has no current or further force or effect.

         e. The Publicis Undertaking made and entered into as of January 1, 1989 by Publicis has been terminated in its entirety and has no current or further force or effect.

         f. The Multiparty Arbitration Agreement dated as of January 1, 1989 among Communication, Publicis, FCBI, True North and PBV has been terminated in its entirety and has no current or further force or effect.

         g. The Registration Rights Agreement dated as of January 1, 1989 (the "Registration Rights Agreement") between Communication and True North (then known as Foote, Cone & Belding Communications, Inc.) is, as of the date hereof, in full force and effect and is hereby agreed by the parties to be in all respects reaffirmed, remade and ratified; provided, that the arbitration provisions contained in Sections 8(b) and (c) thereof are agreed by the parties to be replaced with the arbitration provisions contained in Sections 3.4.2 through 3.4.10 hereof.

In respect of each of the agreements referred to in this Section, each of the parties hereto agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to confirm the terminations provided for under clauses a through f, and the reaffirmation provided for under clause g, of this Section.

         2.11. Right of Communication to Buy True North Stock. True North agrees that it shall not on or before March 31, 2000 (i) amend the Rights Agreement, dated as November 16, 1988, between True North (then known as Foote, Cone & Belding Communications, Inc.) and Harris Trust and Savings Bank, to establish an ownership threshold below 22% as it relates to Communication, (ii) adopt a new rights agreement (or other device similar to a rights agreement) with an ownership threshold below 22% as it relates to Communication; or (iii) amend its bylaws, certificate of incorporation or fail to take an action under
Section 203 of the Delaware General

Corporation law (or the analogous statute in another jurisdiction applicable to True North) which would limit Communication's ability to beneficially own up to 22% of the outstanding shares of True North Stock.

         2.12. Payment of Fees. Upon the consummation of the transactions contemplated by this Agreement and as a condition to the transfers contemplated by the Share Repurchase and Share Exchange Agreement (as hereinafter defined), True North agrees that it shall pay Publicis, by certified check payable to Publicis, US$2,300,000 in respect of coordination and development fees due for the years 1992, 1993, 1994 and 1995.

         2.13. Payment of Dividends. At the Closing, True North agrees that it shall pay Publicis, by certified check payable to Publicis, FFr 8,500,000 (less an agreed amount to provide for True North's anticipated tax burden, if any) in respect of dividends of Gnomi FCB Athens for the years 1992, 1993, 1994 and 1995.

         2.14. Closing of All Transactions. The Closing (as defined below) shall take place on Tuesday, June 10, 1997 (the "Closing Date") at 10:00 a.m. U.S. Eastern Daylight Time at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, NY USA. All of the actions to be taken and documents to be executed and delivered at the closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all actions to be taken and execution and deliveries to be effected at the closing are complete.

         At the Closing:

                 (1) the transactions contemplated by the Share Purchase and Share Exchange Agreement shall be consummated;

                 (2) the transactions contemplated by the Germany Agreement shall be consummated;

                 (3) the parties shall execute and deliver the definitive agreement contemplated by the Australian Agreement; and

                 (4)      True North shall pay to Publicis:

                          (i)     U.S.$310,000 pursuant to Section 2.1.2.

                          (ii)    U.S.$2,300,000 pursuant to Section 2.12.

                          (iii) FFr 8,500,000 (less an agreed amount to provide for True North's anticipated tax burden, if any) pursuant to
         Section 2.13.

         2.15. Effective Date of Transactions. The parties agree that the effective date of the transactions contemplated by the Share Repurchase and Share Exchange Agreement shall be January 1, 1997. Notwithstanding the foregoing, the parties acknowledge that True North reserves the right to treat the closing date of such transactions as the effective date for US financial and tax reporting purposes.

                                  ARTICLE III


                                 MISCELLANEOUS

         3.1. Entire Agreement. This Agreement, the Memorandum of Agreement dated February 19, 1997 (the "Memorandum of Agreement") among Publicis, Communication, PBV, True North, Foote, Cone & Belding Communications Inc., FCBI, the Registration Rights Agreement, the Share Repurchase and Share Exchange Agreement, dated as of the date hereof (the "Share Repurchase and Share Exchange Agreement"), the India Agreement, the Thailand Agreement, the Germany Agreement, the Pooling Agreement and the Australian Agreement (collectively, the "Operative Agreements") constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof. With the exception of the Memorandum of Agreement and the Registration Rights Agreement, no Operative Agreement will be of any force or effect until all Operative Agreements have been executed and delivered by each party thereto. To the extent that there is any conflict between the provisions of the Memorandum of Agreement and the provisions of this Agreement or the other Operative Agreement, dated as of the date hereof, the provisions of this Agreement or the other Operative Agreement, dated as of the date hereof shall govern.

         3.2. Notices. Any notice, request or other demand to or upon the parties hereto shall be in writing (including telex and telecopy communication followed by registered mail with return receipt requested) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when telexed (answer-back received) or telecopied (with receipt acknowledged) addressed to the party for which intended as provided below (or as hereafter specified by such party by notice hereunder):

               If to Communication, Publicis or PBV, to it at:

                  133 avenue des Champs-Elysees
                  75380 Paris Cedex 08
                  France
                  Attention:  President-Directeur General
                  Telecopy: 33-1-44-43-75-50

                  with a copy to:

                  Howard, Darby & Levin
                  1330 Avenue of the Americas
                  New York, New York  10019
                  United States of America
                  Attention:  Thomas J. Kuhn, Esq.
                  Telecopy:  212-841-1010

             If to True North, FCBI or TNBV, to it at:

                  101 East Erie Street
                  Chicago, Illinois 60611
                  United States of America
                  Attention:  Chief Executive Officer
                  Telecopy: 1-312-425-5010

                  with a copy to:

                  General Counsel
                  True North Communications Inc.
                  101 East Erie Street
                  Chicago, Illinois 60611
                  United States of America
                  Telecopy: 1-312-425-6354

                  with a copy to:

                  Sidley & Austin
                  One First National Plaza
                  Chicago, Illinois 60603
                  Unites States of America
                  Attention:  Thomas A. Cole
                  Telecopy:  1-312-853-7036

         3.3. Survival. All representations and warranties, agreements and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the date of this Agreement and shall remain in full force and effect.

         3.4.1. Governing Laws; Arbitration. Sections 2.2, 2.3 and 2.11 of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America. All other terms and conditions of this Agreement and the Operative Agreements (except as specifically otherwise provided in these Agreements), including, without limitation, the validity, interpretation, performance or termination of such agreements, shall be governed by and construed in accordance with the laws of France applicable to agreements executed and delivered and to be performed in France, without regard to conflicts of laws principles.

         3.4.2. All disputes, differences, controversies or claims arising out of, related to or in connection with this Agreement or the Operative Agreements (other than the Pooling Agreement) or the transactions contemplated hereby and thereby shall be submitted to and resolved by arbitration in London, England conducted in accordance with UNCITRAL Arbitration Rules as then in force (the "Rules"). The London Court of International Arbitration shall be the administrative and appointing authority (the "Appointing Authority"). Each of the parties hereto hereby submits to such jurisdiction, forum and rules and irrevocably waives any and all objections to such jurisdiction, forum and rules.

         3.4.3. Any such arbitration shall be initiated upon notice (the "Notice of Arbitration") by any party (the "Initiating Party") to any other party. Unless the Arbitral Tribunal (as defined in Section 3.4.5) directs otherwise, all communications between the parties and the Arbitral Tribunal (except at hearings and meetings) shall be made through the Appointing Authority. When passed on by the Appointing Authority to any party, such notices or communications shall be sent to the address of that party specified in Section 3.2.

         3.4.4. The Notice of Arbitration shall be signed by the chief executive officer of the Initiating Party. A copy of the Notice of Arbitration shall simultaneously be communicated by the Initiating Party to each and every other party regardless of whether or not they are sought as respondents in the said Notice of Arbitration.

         3.4.5. An arbitral tribunal (the "Arbitral Tribunal") shall be created which shall consist of three arbitrators all to be appointed by the Appointing Authority pursuant to the procedure contemplated in Article 6(3) of the Rules, except that the list procedure shall only be applied in respect of the presiding arbitrator and that Article 7 of the Rules shall not apply. All such arbitrators shall be capable of participating in the proceedings in both French and English. The presiding arbitrator of the Arbitral Tribunal shall be a lawyer and shall not be a citizen or resident of France or the United States of America. Contrary to the first phrase of Article 14 of the Rules, if any arbitrator is replaced, including the presiding arbitrator, any hearings held previously shall only be repeated if and to the extent deemed necessary by the Arbitral Tribunal.

         3.4.6. Subject to the Rules and the provisions hereof, the Arbitral Tribunal shall conduct the arbitration in such manner as it considers appropriate. The shall be no discovery or interrogatory proceedings unless and to the extent deemed by the Arbitral Tribunal to be necessary for fairly disposing of the matter or matters before it. All oral hearings shall be taped recorded and copies made available to all parties. Each party can speak in English or French and file any document in its own language with a translation into the other language.

         3.4.7. Any party hereto shall have the right within thirty days from the Notice of Arbitration (or from joinder of a new party to the arbitration) to be joined as a party in any arbitration initiated hereunder between other parties hereto, regardless of whether or not they are parties to the same Operating Agreement. Any party named as a Respondent in the Notice of Arbitration shall have the right within thirty days from such Notice of Arbitration to join as a party in the arbitration one or more other parties hereto. Any party jointed in arbitration, pursuant to this Section, shall have the right within thirty days from such joinder to join in its turn any other party hereto not yet a party to the arbitration. All joinders pursuant to this Section shall be effected by notice communicated to all parties hereto and to the Appointing Authority.

         3.4.8. After submission of the statements of defense, or at any later stage, if the Arbitral Tribunal so decides, the Arbitral Tribunal shall draw up in the presence of the parties to the arbitration and in the light of their submissions a document (the "Terms of Reference") which shall include the following particulars:

     -  the names and addresses of the arbitrators;
     -  the full names and description of the parties to the arbitration;
     - the addresses of the parties to the arbitration to which notifications or communications arising in the course of the arbitration may validly be made;
     - a summary of the respective claims of the parties to the arbitration and the issues on which the Arbitral Tribunal must decide; and
     - any particular rules of the conduct of arbitration on which the parties to the arbitration may agree or on which the Arbitral Tribunal may decide without prejudice to the power of the Arbitral Tribunal to make further procedural rulings as circumstances may require.

     The Terms of Reference shall be signed by a duly authorized representative of each party to the arbitration who shall include the attorneys for any such party and by the arbitrators. Should any party to the arbitration refuse to take part in the drawing up of the Terms of Reference or refuse to sign the same, the Terms of Reference shall be communicated to the Appointing Authority, who shall send a copy thereof to each party to the arbitration. The Arbitral Tribunal, if it is satisfied prima facie that the Arbitration Agreement is binding on the defaulting party and that this party has been informed of the arbitral proceedings initiated shall set a fixed limit for the signature of the Terms of Reference by the defaulting party and on expiring of that time limit the arbitration shall proceed and the award to be rendered shall be binding on the defaulting party.

     The Terms of Reference, when signed, shall be sent by the Arbitral Tribunal to all the Parties hereto who are not yet party to the arbitration and any such party wishing to be joined in the arbitration may do so on notice given within thirty days of such party's receipt of those Terms of Reference to all other parties to the arbitration and the Arbitral Tribunal; the decision of the Arbitral Tribunal on any matters therein included shall be binding on all the Parties who received copies thereof whether or not they have joined the arbitration proceedings.

         3.4.9. In the event a matter is submitted to arbitration involving a provision of an Operative Agreement which is invalid, illegal or unenforceable and for which the parties to such agreement have failed to reach a negotiated solution, the Arbitral Tribunal shall have the power to replace or remove such provision as it deems necessary to most closely achieve the original intent expressed by the replaced or removed provision.

         3.4.10. Nothing herein shall limit the right of a party to seek provisional or injunctive relief pending resolution of a dispute pursuant to this Agreement. The arbitrators shall be entitled to consider the adequacy of performance by the Parties under all the Agreements in considering any relief requested hereunder and to award such relief including release of a party from its obligations under any or all of the Agreements or requiring a party to perform such obligations under any or all of the Agreements as they determine.

         3.5. Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement and the Operative Agreements shall be enforced to the fullest permissible extent under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement or the Operative Agreements shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

         3.6. Expenses. Except as the parties may otherwise agree, all fees, commissions and expenses incurred by True North, Publicis, or Communication in connection with the negotiation of this Agreement shall be borne by the party incurring such expenses. All fees, expenses, and costs incurred by True North, Publicis or Communication in connection with the adversarial proceedings referred to in Section 2.8 above shall be borne by the party incurring such fees, expenses or costs.

         3.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties thereto and their respective successors and assigns. This Agreement may not be assigned by a party hereto, whether by operation of law or otherwise, without the prior written consent of the other party. Any purported assignment in violation of this provision shall be void and of no force or effect.

         3.8. Descriptive Headings. Section headings used in the Agreement are used for convenience of reference only and shall in no event be used for interpretation purposes.

         3.9. Amendment; Waivers. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         3.10. Severability. It is the desire and intent of the parties that this Agreement and the Operative Agreements shall be enforced to the fullest extent permissible under the governing laws. Accordingly, if any provision of this Agreement or the Operative Agreements shall be adjudicated to be invalid or unenforceable, under French or Delaware law, as applicable, then such provision shall be interpreted under Dutch law, and insofar as it is invalid or unenforceable under Dutch law, such provision shall be interpreted under the laws of France (in the case of Sections 2.2, 2.3 and 2.11) and as under the laws of Delaware in the case of all other provisions.

         3.11. Counterparts. This Agreement may be executed in one or more counter-parts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterpart have been signed by each of the parties and delivered to each of the other parties thereto.

         3.12. Organization and Authority of Publicis, Communication and PBV. Each of Publicis, Communication and PBV represents and warrants to True North and FCBI as follows: Each of Publicis and Communication is a limited liability entity similar to a corporation duly organized, validly existing and in good standing under the laws of France. PBV is a Besloten Vennootschap duly organized, validly existing and in good standing under the laws of the Netherlands. Each of Publicis, Communication and PBV has full power and authority to execute and deliver this Agreement and each other Operative Agreement to which it is a party and to perform its obligations hereunder and thereunder. All corporate action on the part of each of Publicis, Communication and PBV and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of all of the obligations of each of Publicis,

Communication and PBV under this Agreement and each other Operative Agreement to which it is party has been taken prior to closing except for certain corporate actions which will be taken prior to the Closing, which actions are not required for this Agreement to be enforceable. Each of this Agreement and each other Operative Agreement, when executed and delivered, shall constitute the valid and legally binding obligation of each of Publicis, Communication and PBV (assuming that they are parties thereto) enforceable in accordance with its terms.

         3.13. Organization and Authority of True North and FCBI. Each of True North and FCBI represents and warrants to Publicis, Communication and PBV as follows: Each of True North and FCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and each other Operative Agreement and to perform its obligations hereunder and thereunder. All corporate action on the part of each of True North and FCBI and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of all of the obligations of each of True North and FCBI under this Agreement has been taken prior to closing except for certain corporate actions which will be taken prior to the Closing, which actions are not required for this Agreement to be enforceable. Each of this Agreement and each other Operative Agreement, when executed and delivered, shall constitute the valid and legally binding obligation of each of True North and FCBI (assuming that they are parties thereto) enforceable in accordance with its terms.

         3.14. Minor Disputes. Any dispute arising under this Agreement and the Operative Agreements which involves a claim for the payment of money is an amount not in excess of US $500,000 shall be referred in the first instance by written notice to a committee consisting of an equal number of members to be appointed by the Chief Executive Officer of each of True North and Communication. If such dispute is not resolved by such committee within thirty days, the dispute may be referred by either party to the Chief Executive Officers or Chief Operating Officers of True North and Communication. Disputes which are not resolved within thirty days after giving notice to the Chief Executive or Chief Operating Officers shall be settled in accordance with
Section 3.4.1 through 3.4.10 hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, effective as of the date first written above.


PUBLICIS S.A.                            TRUE NORTH COMMUNICATIONS INC.



By:  /s/ Maurice Levy                    By:  /s/ Stephen T. Vehslage
   ------------------                       -------------------------
Name:  Maurice Levy                      Name:  Stephen T. Vehslage
Title:  President of Directoire          Title:  Director, Chairman of Special
                                                 Committee


PUBLICIS COMMUNICATION                   FCB INTERNATIONAL, INC.



By:  /s/ Maurice Levy                    By:  /s/ Theodore J. Theophilos
   ------------------                       ----------------------------
Name:  Maurice Levy                      Name:  Theodore J. Theophilos
Title:  Director General                 Title:  Executive Vice President


PUBLICIS-FCB EUROPE B.V.                 TRUE NORTH HOLDINGS NETHERLANDS B.V.



By:  /s/ Maurice Levy                    By:  /s/ Theodore J. Theophilos
   ------------------                       ----------------------------
Name:  Maurice Levy                      Name:  Theodore J. Theophilos
Title:  President Director               Title:  Executive Vice President